June 25, 1998

Bank of South Windsor
I695 Ellington Road
South Windsor, CT 06074-4514

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences to Bank of South Windsor, a Connecticut-chartered commercial bank CBSW"), New England Community Bancorp, Inc., a Delaware corporation CNECB"), and the shareholders of BSW, resulting from the consummation of the merger (the "Merger") of BSW, with. and into New England Bank & Trust Company, a Connecticut-chartered commercial bank and wholly-owned subsidiary of NECB (the "Bank") pursuant to the Agreement and Plan of Merger dated as of March 19, 1998, (the "Merger Agreement"), among BSW, NECB and the Bank.

         Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         Pursuant to the Merger Agreement, (i) BSW wi11 be merged with and into the Bank, (ii) all shares of BSW common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Class A common stock, par value $.10 per share, of NECB, (iii) each share of BSW common stock (hereinafter referred to as "BSW Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of BSW Common Stock (a) which are Dissenting Shares, or (b) which are shares held by NECB or the Bank other than in a fiduciary or trust capacity for the benefit of third parties) will be converted into the right to receive 1.3204 shares of NECB common stock (hereinafter referred to as "NECB common stock") and (iv) the shareholders of BSW will receive cash in lieu of fractional interests in the NECB common stock to which they would otherwise be entitled.

         Such description of the transaction set forth above, and our opinion as stated herein, are based upon and subject to (i) the Merger and related transactions being effected in the manner described in the draft Form of Joint Proxy Statement Prospectus forming a part of NECB's Registration Statement on Form S-4 dated May 29, 1998 (the "Proxy Statement / Prospectus") and in accordance with the provisions of the Merger Agreement, (ii) the accuracy of the representations made to us by NECB and the Bank and BSW in their respective officer's certificates each dated June 23, 1998 and delivered to its for purposes of this opinion (the "Officer's Certificates"), which representations shall, by the terms of such Officer's Certificates, be true and correct at all times through the Effective Time of the Merger, (iii) the accuracy of the representations and compliance with the covenants contained in the Merger Agreement made by the respective parties thereto, insofar as they relate to or affect the tax treatment of the transactions contemplated in the Merger Agreement, which representations and/or covenants shall be satisfied and/or true and correct, as the case may be, at all times through and/or after the Effective Time of the Merger, (v) the accuracy of the statements set forth in the Proxy Statement / Prospectus as to the purposes of the parties for consummating the Merger, and (v) none of the compensation to be received by any holder of BSW Common Stock who is an employee of BSW pursuant to any employment agreement or any covenants not to compete or other arrangement will be separate consideration for any of such holder's shares of BSW Common Stock.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant as of the date of this opinion, and any subsequent change therein may adversely affect the conclusions reached in this opinion and such opinion may not then be relied upon.

         Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that for federal income tax purposes:

         1. The Merger of BSW with and into Bank, with Bank surviving, will qualify as a reorganization under Section 368(a) of the Code. BSW, NECB and Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by a shareholder of BSW upon the exchange of their BSW Common Stock for the right to receive NECB common stock and the exercise of such right by a shareholder of BSW.

         3. The aggregate tax basis of the NECB Common Stock received by a shareholder of BSW in the exchange (including any fractional shares which the BSW shareholder otherwise might be entitled to receive) will be the same as the basis of the BSW Common Stock exchanged therefor.

         4. Cash received by a shareholder of BSW in lieu of a fractional share of NECB Common Stock or for Dissenting Shares will be treated as if the fractional shares or Dissenting Shares were received in exchange of such fractional shares or Dissenting Shares pursuant to Section 302(a) of the Code as a redemption, and not as a dividend under Section 301 of the Code. Any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss under Section 1222 of the Code, if such stock was held as a capital asset at the time of the exchange, equal to the difference between the cash received and the shareholder's basis in the NECB Common Stock for which such fractional share interest or Dissenting Shares is received.

         This opinion is rendered solely with respect to certain United States federal income tax consequences of the Merger under the Code as specifically set forth herein, and does not extend to the income or other potential tax consequences of the Merger under the laws of any State or any political subdivision of any State or any other jurisdiction nor does it extend to any tax effects or consequences of the Merger to NECB, the Bank or BSW other than those expressly stated in this opinion. Furthermore, no opinion is expressed as to the United States federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting From, the transaction that is not specifically covered by this opinion. In addition, this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is being furnished only to BSW and the shareholders of BSW in connection with the Merger in accordance with the Merger Agreement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our prior express written consent except that this opinion may be included as an exhibit in the Proxy Statement - Prospectus. Additionally, we hereby consent to the reference to our Firm in the Proxy Statement - Prospectus.



                                             Very truly yours,

                                             /s/Cummings & Lockwood
                                             ----------------------
                                             Cummings & Lockwood